Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Citi Trends, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-125611 and 333-181609) on Form S-8 of Citi Trends, Inc. of our reports dated April 18, 2018, with respect to the consolidated balance sheets of Citi Trends, Inc. as of February 3, 2018 and January 28, 2017, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years ended February 3, 2018, January 28, 2017, and January 30, 2016, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of February 3, 2018, which reports appear in the February 3, 2018 annual report on Form 10-K of Citi Trends, Inc.

/s/ KPMG LLP

Jacksonville, Florida
April 18, 2018
Certified Public Accountants